Exhibit 10.18(d)

DESCRIPTION AND AGREEMENT OF

RESTRICTED STOCK UNIT AWARD

Arch Chemicals, Inc.

DATED: February 7, 2006

1.	Terms

The terms and conditions of the Restricted Stock Units granted by Arch Chemicals, Inc. (as defined below) are contained in the Award certificate evidencing the grant of such units to the Participant and this Award Description.

2.	Definitions

As used herein:

“Award Agreement” means this Description and Agreement of Restricted Stock Unit Award.

“Award Certificate” means the Award certificate representing the Restricted Stock Units granted to a specific individual.

“Company” means Arch Chemicals, Inc., a Virginia corporation and its successors.

“Measurement Time” means with respect to a Vesting Period, the close of business on the last day of such Vesting Period.

“Participant” means the individual named in the Award Certificate who shall be a Salaried Employee.

“Restricted Stock Unit” means a unit denominated as one phantom share of Company Common Stock.

“Vesting Period” means with respect to a Restricted Stock Unit, the period beginning with the date of grant of the Restricted Stock Unit at the end of which such Restricted Stock Unit is to vest, such period being as set forth in the Award Certificate representing such unit.

3.	Vesting and Payment

(a)	Except as otherwise provided herein, a Participant’s interest in the Restricted Stock Units awarded to him or her shall vest only at the Measurement Time applicable to the Vesting Period for such Restricted Stock Units. Each Restricted Stock Unit not vested by the Measurement Time relating to such unit shall be forfeited.

(b)	Each vested Restricted Stock Unit shall be payable to a Participant in cash only following the Measurement Time.

(c)	The total amount of Restricted Stock Units vested in a Participant at each Measurement Time of an applicable Vesting Period shall be paid on or before the 30th day following such Measurement Time.

(d)	For Restricted Stock Units that are to be paid in cash, the Company Common Stock will be valued at the average of the high and low sales prices thereof as reported on the consolidated transaction reporting system for New York Stock Exchange issues on the fifth business day before such cash payment is due (or if the Company Common Stock is not traded on such day, the first preceding day on which such stock is traded).

(e)	Restricted Stock Units shall carry no voting rights nor be entitled to receive any dividends or other rights enjoyed by shareholders except, within five business days of each cash dividend payment date relating to Company Common Stock that occurs after the date of grant of the Restricted Stock Units and until the earlier of the payout or forfeiture of the Restricted Stock Units, the Company will pay to a Participant for each Restricted Stock Unit so held during such period a cash payment equal to the cash dividend payment made on one share of Arch Common Stock on such cash dividend payment date.

4.	Termination of Employment

(a)	A Participant’s outstanding Restricted Stock Units not yet vested and payable under the Vesting Period shall be forfeited if his or her employment terminates for any reason before the applicable Measurement Time except if the Chief Executive Officer provides in writing otherwise.

5.	Change in Control

(a)	Upon a Change in Control of the Company, Restricted Stock Units otherwise not yet vested shall be paid out in cash.

6.	Tax Withholding

(a)	Arch Chemicals, Inc. will withhold from the payout of the Restricted Stock Units the amount necessary to satisfy the Participant’s tax requirements.

7.	Miscellaneous

(a)	By acceptance of the award of Restricted Stock Units, each employee agrees that such award is special compensation, and that any amount paid will not affect the amount of coverage under any group life insurance plan in which he or she participates as an employee of Arch Chemicals, Inc., and

(b)	The Company may terminate and pay out this agreement at any time.

I agree to be bound by this Award Description and Agreement.

/s/ M. DeMasi	03/02/06
Name Meghan DeMasi	Date

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